                                                                  EXECUTION COPY

                                                                     Exhibit 2.2

                          SECOND AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                                     Between

                       MACQUARIE INVESTMENT HOLDINGS, INC.

                                       and

                      MACQUARIE INFRASTRUCTURE ASSETS INC.

                          Dated as of October 12, 2004

                                TABLE OF CONTENTS

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                                                 ARTICLE I

                                                DEFINITIONS

SECTION 1.01.  Certain Defined Terms..............................................................................2
SECTION 1.02.  Definitions........................................................................................8

                                                 ARTICLE II

                                             PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Shares and Redemption.....................................................9
SECTION 2.02.  Purchase Price.....................................................................................9
SECTION 2.03.  Closing ...........................................................................................9
SECTION 2.04.  Closing Deliveries by the Seller...................................................................9
SECTION 2.05.  Closing Deliveries by the Purchaser...............................................................10

                                                ARTICLE III

                                       REPRESENTATIONS AND WARRANTIES
                                               OF THE SELLER

SECTION 3.01.  Organization, Authority and Qualification of the Seller...........................................10
SECTION 3.02.  Organization, Authority and Qualification of the Company..........................................11
SECTION 3.03.  Subsidiaries......................................................................................11
SECTION 3.04.  Capitalization....................................................................................11
SECTION 3.05.  No Conflict.......................................................................................12
SECTION 3.06.  Consents and Approvals............................................................................12
SECTION 3.07.  Litigation........................................................................................12
SECTION 3.08.  Taxes ............................................................................................12
SECTION 3.09.  Stock Purchase Agreements.........................................................................14
SECTION 3.10.  Environmental Matters.............................................................................14
SECTION 3.11.  Brokers ..........................................................................................15

                                                 ARTICLE IV

                                       REPRESENTATIONS AND WARRANTIES
                                              OF THE PURCHASER

SECTION 4.01.  Organization and Authority of the Purchaser.......................................................15
SECTION 4.02.  No Conflict.......................................................................................15
SECTION 4.03.  Consents and Approvals............................................................................16
SECTION 4.04.  Brokers ..........................................................................................16

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
                                                 ARTICLE V

                                           ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business Prior to the Closing..........................................................16
SECTION 5.02.  Access to Information.............................................................................17
SECTION 5.03.  Confidentiality...................................................................................17
SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.........................................18
SECTION 5.05.  Notice of Developments............................................................................18
SECTION 5.06.  No Solicitation or Negotiation....................................................................19
SECTION 5.07.  Release of Indemnity Obligations..................................................................19
SECTION 5.08.  Further Assurances................................................................................19
SECTION 5.09.  Further Action....................................................................................20
SECTION 5.10.  Change of Control.................................................................................20
SECTION 5.11.  Cash Distributions................................................................................20

                                                 ARTICLE VI

                                                TAX MATTERS

SECTION 6.01.  Preparation and Filing of Tax Returns; Payment of Taxes...........................................20
SECTION 6.02.  Transfer and Similar Taxes........................................................................20
SECTION 6.03.  Tax Indemnification...............................................................................20
SECTION 6.04.  Contests..........................................................................................21
SECTION 6.05.  Miscellaneous.....................................................................................22

                                                ARTICLE VII

                                              INDEMNIFICATION

SECTION 7.01.  Survival of Representations and Warranties........................................................23
SECTION 7.02.  Indemnification by the Seller.....................................................................23
SECTION 7.03.  Indemnification by the Purchaser..................................................................24
SECTION 7.04.  Limits on Indemnification.........................................................................24
SECTION 7.05.  Limits on Indemnification with respect to General Aviation........................................24
SECTION 7.06.  Tax Treatment.....................................................................................25
SECTION 7.07.  Exclusive Remedy..................................................................................25

                                                ARTICLE VIII

                                           CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller...........................................................25
SECTION 8.02.  Conditions to Obligations of the Purchaser........................................................26

                                                 ARTICLE IX

                                     TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination.......................................................................................27
SECTION 9.02.  Effect of Termination.............................................................................28

                                                 ARTICLE X

                                             GENERAL PROVISIONS

SECTION 10.01. Expenses..........................................................................................28
SECTION 10.02. Notices...........................................................................................28
SECTION 10.03. Public Announcements..............................................................................29
SECTION 10.04. Severability......................................................................................29
SECTION 10.05. Entire Agreement..................................................................................29
SECTION 10.06. Assignment........................................................................................30
SECTION 10.07. Amendment.........................................................................................30
SECTION 10.08. Waiver ...........................................................................................30
SECTION 10.09. No Third Party Beneficiaries......................................................................30
SECTION 10.10. Waiver of Jury Trial..............................................................................30
SECTION 10.11. Governing Law.....................................................................................30
SECTION 10.12. Counterparts......................................................................................31

            SECOND AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 12, 2004, between MACQUARIE INVESTMENT HOLDINGS, INC., a Delaware corporation, (the "Seller"), and MACQUARIE INFRASTRUCTURE ASSETS INC., a Delaware corporation or its wholly owned subsidiary (the "Purchaser").

            WHEREAS, the Seller owns all the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of North America Capital Holding Company, a Delaware corporation (the "Company");

            WHEREAS, on June 7, 2004, the parties hereto entered into a stock purchase agreement providing for the purchase of all the outstanding shares of Common Stock of the Company by the Purchaser;

            WHEREAS, on August 18, 2004, the parties entered into an amended and restated stock purchase agreement (the "First Amended and Restated Agreement");

            WHEREAS, the parties hereto wish to amend and restate the First Amended and Restated Agreement to the extent provided herein;

            WHEREAS, the Seller entered into the Atlantic Stock Purchase Agreement to acquire Executive Air Support, Inc., a Delaware corporation ("Atlantic") and pursuant to the Atlantic Stock Purchase Agreement has assigned its rights and obligations thereunder to the Company pursuant to the Contract of Assignment. On July 29, 2004, the Company acquired Atlantic and financed the acquisition (including the reasonable fees and expenses, working capital and reserves associated with the acquisition) with: (i) an equity contribution from the Seller to the Company in exchange for additional shares of Common Stock of the Company; (ii) an equity contribution from Macquarie International Investments Pty Ltd to the Company in exchange for additional shares of Series A preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Company; and (iii) proceeds from borrowings;

            WHEREAS, the Company has entered into a membership interest purchase agreement (the "General Aviation Agreement") dated August 18, 2004 with Merced Partners Limited Partnership, a Delaware limited partnership, Michael Phegley, an individual, and Craig Foster, an individual, pursuant to which the Company intends to purchase 100% of the equity (the "Membership Interests") of General Aviation Holdings, LLC ("General Aviation"), a Delaware limited liability company whose sole assets as of the General Aviation Closing Date shall be 100% of the equity of each of (i) Palm Springs FBO Two, LLC, a Delaware limited liability company doing business as Million Air Palm Sprints and (ii) Newport FBO Two, LLC, a Delaware limited liability company doing business as Newport Jet Center (collectively, the "General Aviation FBOs"). The Company will finance the acquisition of General Aviation (including the reasonable fees and expenses associated with the acquisition) with: (i) an equity contribution from the Seller to the Company in exchange for additional shares of Common Stock of the Company; (ii) an equity contribution from Macquarie International Investments Pty Ltd to the Company in exchange for additional shares of Preferred Stock of the Company; and (iii) proceeds from borrowings;

            WHEREAS, the Company, through its subsidiaries, is engaged in the business of fixed based operations at various locations in the United States, including, after the General Aviation Closing Date, the General Aviation FBOs (the "Business");

            WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein; and

            WHEREAS, the terms of the Preferred Stock require that, upon the Closing (as defined below), each share of Preferred Stock shall automatically be redeemed for its issue price plus accumulated and unpaid dividends at the rate of 1.5% per annum.

            NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "Atlantic Adjustment" means Atlantic Purchase Price multiplied by the product of (a) 0.17 and (b) the fraction calculated by dividing (1) the number of days from but excluding the Atlantic Closing Date to and including the Closing Date (or, with respect to fees and expenses relating to General Aviation, such other period of time as reasonably agreed upon by the Purchaser and the Seller) by (2) 365.

            "Atlantic Closing Date" means July 29, 2004.

            "Atlantic Purchase Price" means the amount of funds contributed to the Company by the Seller in the form of an equity contribution to finance a portion of (1) the cash purchase price paid for the acquisition of Atlantic under the Atlantic Stock Purchase Agreement; (2) the fees and expenses (including investment banking fees to Macquarie Bank Limited and/or its Affiliates charged at market rates), working capital and reserves incurred in connection with the acquisition of Atlantic and the related transactions contemplated hereby and (3) if on the Closing Date the acquisition of General Aviation has not been consummated, the General Aviation Agreement has not been terminated and no event has occurred which could give rise to a termination thereunder, the fees and expenses incurred by the Company in connection with the acquisition of General Aviation and the related transactions contemplated hereby; provided that in either case such fees and expenses were reasonably incurred.

            "Atlantic Stock Purchase Agreement" means the agreement dated April 28, 2004 between Macquarie Investment Holdings, Inc., Executive Air Support, Inc, and the shareholders of Executive Air Support, Inc. named therein, as amended by the Amendment to the Atlantic Stock Purchase Agreement dated May 18, 2004, by the Contract of Assignment, by the Closing

Letter Agreement dated July 29, 2004 and by the Updated Disclosure Schedules delivered on July 29, 2004.

            "Atlantic Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Atlantic directly or indirectly through one or more intermediaries.

            "AvPorts" means Macquarie Airports North America Inc.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

            "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

            "Code" means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

            "Contract of Assignment" means the Contract of Assignment, dated June 7, 2004, between the Seller and the Company whereby the Seller assigned all its rights and obligations under the Atlantic Stock Purchase Agreement to Company.

            "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

            "Debt" means (i) the aggregate principal amount of debt (or refinancing thereof) outstanding on the Closing Date and incurred by the Company to finance the acquisition of Atlantic under the Atlantic Stock Purchase Agreement plus (ii) the aggregate principal amount of debt (or refinancing thereof), if any, incurred by the Company to finance the acquisition of General Aviation under the General Aviation Agreement; plus in each case all accrued and unpaid interest, if any, to the Closing Date; in each case incurred in accordance with Section 8.02(i).

            "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

            "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Engagement Letter" means the letter agreement, dated June 14, 2004, between the Company and Macquarie Securities (USA) Inc.

            "Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

            "Environmental Laws" means all Laws, now or at a relevant future date, as applicable, and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.;
the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 et seq.

            "Excluded Taxes" means Taxes imposed on or payable by (a) Atlantic or any Atlantic Subsidiary that, under the Atlantic Stock Purchase Agreement, are allocable to taxable periods or portions thereof ending on or before the Atlantic Closing Date, (b) General Aviation or either General Aviation FBO that, under the General Aviation Agreement, are allocable to taxable periods or portions thereof ending on or before the General Aviation Closing Date or (c) payable by the Company or any of the Subsidiaries arising out of the conduct of the Business or pursuant to the transactions contemplated by the Atlantic Stock Purchase Agreement, the General Aviation Agreement or this Agreement, except to the extent attributable to Seller's breach of any warranty or representation under Section 3.08 or Seller's breach of any covenant herein relating to Taxes.

            "FBO" means fixed base operation.

            "General Aviation Adjustment" means General Aviation Purchase Price multiplied by the product of (a) 0.17 and (b) the fraction calculated by dividing (1) the number of days from but excluding the General Aviation Closing Date to and including the Closing Date by (2) 365.

            "General Aviation Closing Date" means the date of the closing of the General Aviation Agreement.

            "General Aviation Purchase Price" means (x) the amount of funds contributed to the Company by the Seller in the form of an equity contribution to finance a portion of (1) the cash purchase price paid for the acquisition of General Aviation under the General Aviation Agreement; and (2) if on the Closing Date the acquisition of General Aviation has been consummated, the fees and expenses (including investment banking fees to Macquarie Bank Limited and/or its Affiliates charged at market rates), working capital and reserves incurred by the Company in connection with such acquisition and the related transactions contemplated through the General Aviation Closing Date; provided that such fees and expenses were reasonably incurred; plus (y) if on the Closing Date the acquisition of General Aviation has been consummated, the fees and expenses reasonably incurred by the Company in connection with such acquisition between the General Aviation Closing Date and the Closing Date but not otherwise included in the General Aviation Purchase Price, up to an aggregate maximum amount of $100,000.

            "Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "Governmental Authorizations" shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement, in each case in connection with the operation of the Business.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Knowledge" means the actual knowledge of Michael Dorrell, Murray Bleach, Emily Moffat, Michael Smerdon, Bernard Carroll and Evelyn Lewis Enright (together the "Knowledge Parties") or the knowledge such Knowledge Parties should have had if commercially reasonable enquiries of Lou Pepper, Sue Sommers and Jim Mills, with respect to Atlantic, or Eric Affeldt, Sandra Zarate and Christina Steine, with respect to General Aviation, had been made.

            "Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

            "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

            "Material Adverse Effect" means any circumstance, change in or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company or any Subsidiary: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, the Company or any Subsidiary or (b) is reasonably likely to materially adversely effect (i) the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company or any Subsidiary or (ii) the ability of either the Seller or the Purchaser to perform its obligations under this Agreement; but in any event shall not include any circumstances, changes or effects that are generally applicable in the United States economy, the industry in which the referenced Person operates, or the United States securities markets.

            "MC" means Management Contracts.

            "MIAT" means Macquarie Infrastructure Assets Trust, the indirect parent of Macquarie Infrastructure Assets Inc.

            "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; and (iv) liens securing the Debt.

            "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

            "Post-Closing Straddle Period" means the portion of a Straddle Period beginning the day after the Closing Date.

            "Pre-Closing Periods" means any taxable period ending on or before the Closing Date.

            "Pre-Closing Straddle Period" means the portion of a Straddle Period ending on the Closing Date.

            "Preferred Adjustment" means (i) the aggregate issue price of the shares of Preferred Stock outstanding immediately following the Atlantic Closing Date multiplied by the product of (a) 0.155 and (b) the fraction calculated by dividing (1) the number of days from but excluding the Atlantic Closing Date to and including the Closing Date by (2) 365 plus (ii) if the General Aviation Closing Date occurs prior to the Closing Date, the aggregate issue price of the additional shares of Preferred Stock outstanding immediately following the General Aviation Closing Date in excess of those shares included in clause (i) multiplied by the product of (a) 0.155 and (b) the fraction calculated by dividing (1) the number of days from but excluding the General Aviation Closing Date to and including the Closing Date by (2) 365.

            "Purchase Price" means (a) an amount in cash equal to the sum of (i) the Atlantic Purchase Price, (ii) the Atlantic Adjustment, (iii) if the General Aviation Closing Date occurs prior to the Closing Date, the General Aviation Purchase Price, (iv) if the General Aviation Closing Date occurs prior to the Closing Date, the General Aviation Adjustment and (v) the Preferred Adjustment; it being understood that the Debt shall remain outstanding immediately following the Closing.

            "Redemption Amount" for each share of Preferred Stock means the product of (a) the issue price of each outstanding share of Preferred Stock on the Closing Date and (b) the sum of (i) 1.0 and (ii) the product of (A) 0.015 and (B) the fraction calculated by dividing (1) the number of days from but excluding the issue date of such share of Preferred Stock to and including the Closing Date by (2) 365.

            "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

            "Shares" means all of the outstanding shares of Common Stock of the Company owned by the Seller on the Closing Date.

            "Straddle Period" means any taxable period beginning before the Closing Date and ending after the Closing Date.

            "Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries. General Aviation and the General Aviation FBOs shall be considered the Subsidiaries of the Company only after the General Aviation Closing Date.

            "Tax" or "Taxes" means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including (a) taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; (b) taxes or other similar charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (c) taxes or similar charges in the nature of license, registration and documentation fees; and (d) customs' duties, tariffs, and similar charges.

            "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

            SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

                  Definition                                            Location
                  ----------                                            --------
                  "Additional Shares"...............................    2.01(b)
                  "Agreement".......................................    Preamble
                  "First Amended and Restated Agreement"............    Recitals
                  "Atlantic"........................................    Recitals
                  "Basket Amount" ..................................    7.04
                  "Business"........................................    Recitals
                  "Closing".........................................    2.03
                  "Closing Date" ...................................    2.03
                  "Common Stock"....................................    Recitals
                  "Company".........................................    Recitals
                  "Contest" ........................................    6.04(b)
                  "General Aviation" ...............................    Recitals
                  "General Aviation Agreement" .....................    Recitals
                  "General Aviation Basket Amount" .................    7.05
                  "General Aviation FBOs" ..........................    Recitals
                  "Loss"............................................    7.02
                  "Membership Interests" ...........................    Recitals
                  "Preferred Stock".................................    Recitals
                  "Purchaser".......................................    Preamble
                  "Purchaser Indemnified Party".....................    7.02
                  "Relevant Period" ................................    3.08(a)
                  "Seller"..........................................    Preamble
                  "Seller Indemnified Party"........................    7.03
                  "Tax Indemnity Payments" .........................    6.03(b)
                  "Transfer Taxes"..................................    6.02

                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.01. Purchase and Sale of the Shares and Redemption. Upon the terms and subject to the conditions of this Agreement, at the Closing:

            (a) the Seller shall sell, assign, transfer, convey and deliver, free and clear of all Encumbrances, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares;

            (b) the Purchaser shall contribute to the Company the aggregate Redemption Amount for all shares of Preferred Stock outstanding on the Closing Date in exchange for such number of additional shares of Common Stock (the "Additional Shares") determined by dividing the aggregate Redemption Amount by the quotient of (i) the Purchase Price by (ii) the total number of Shares; and

            (c) the Company shall redeem all of the outstanding shares of Preferred Stock for the aggregate Redemption Amount.

            SECTION 2.02. Purchase Price(a) . In consideration of the sale and transfer of the Shares, the parties hereto agree that, at the Closing, the Purchaser shall pay and the Seller shall receive the Purchase Price.

            SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on or prior to the fifteenth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01 and 8.02 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the "Closing Date").

            SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

            (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

            (b) stock certificates evidencing the Additional Shares;

            (c) a receipt for the Purchase Price;

            (d) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (e) good standing certificates for the Company and for each Subsidiary from the Secretary of State of the jurisdiction in which each such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing;

            (f) the certificate, dated the Closing Date, contemplated by Section 8.02(a);

            (g) a receipt from Macquarie International Investments Pty Ltd to the Company acknowledging receipt of the aggregate Redemption Amount in full satisfaction of the redemption obligation under the Company's Certificate of Incorporation; and

            (h) such other documents and instruments reasonably requested by the Purchaser to consummate the transactions contemplated hereby.

            SECTION 2.05. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Seller:

            (i) the Purchase Price by wire transfer in immediately available funds to a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing;

            (ii) the certificate, dated the Closing Date, contemplated by
      Section 8.01(a); and

            (iii) such other documents and instruments reasonably requested by the Seller to consummate the transactions contemplated hereby.

            (b) At the Closing, the Purchaser shall contribute to the Company the aggregate Redemption Amount by wire transfer in immediately available funds to a bank account in the United States to be designated by the Company in a written notice to the Purchaser at least five Business Days before the Closing.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

            As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser, as follows:

            SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and its Board of Director. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

            SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is contemplated to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by-laws. True and correct copies of the certificate of incorporation and by-laws of the Company, each as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

            SECTION 3.03. Subsidiaries. As of the date hereof, the Company's Subsidiaries consist of the Atlantic Subsidiaries. Except as set forth on
Section 3.03 of the Disclosure Schedule, to the Seller's Knowledge, Schedule 3.6 of the disclosure schedule of the Atlantic Stock Purchase Agreement sets forth a true and complete list of all Subsidiaries of the Company, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership shares or similar ownership shares and the current ownership of such shares, partnership shares or similar ownership shares. To the Seller's Knowledge, General Aviation and the General Aviation FBOs are all the Subsidiaries the Company will acquire on the General Aviation Closing Date, and the General Aviation Agreement accurately sets forth for each such Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership shares or similar ownership shares and the current ownership of such shares, partnership shares or similar ownership shares.

            SECTION 3.04. Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock and 10,000 shares of Preferred Stock. As of the date hereof, 454,377 shares of Common Stock and 4,590 shares of Preferred Stock are issued, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding Shares was issued or will be issued in violation of any preemptive rights. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than as contemplated herein. The Shares will constitute all of the issued and outstanding capital stock of the Company on the Closing Date, other than the shares of Preferred Stock then owned by Macquarie International

Investments Pty Ltd and the Additional Shares; and immediately prior to the Closing, the Shares will be owned of record and beneficially by the Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be validly issued, fully paid and nonassessable.

            SECTION 3.05. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Seller, the Company and its Subsidiaries or (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company or its Subsidiaries or any of their respective assets, properties or businesses which is material to the Company, the Business or to the performance by the Seller of its obligations under this Agreement or (c) conflict in any material respect with, or result in any breach of, or constitute a default under any material agreement to which the Seller is a party or by which it or any of its assets or properties may be bound or (d) result in or require the creation of any Encumbrance, except for Permitted Encumbrance, upon the Business and the underlying assets.

            SECTION 3.06. Consents and Approvals. All consents which are necessary for the execution, delivery and performance by the Seller of this Agreement are set forth in Section 3.06 of the Disclosure Schedule. For the avoidance of doubt, the only Consents required as a condition of the obligations of the parties to consummate the Closing are those set forth in Section 8.02 hereof.

            SECTION 3.07. Litigation. Except as set forth in Schedule 3.9 of the disclosure schedule of the Atlantic Stock Purchase Agreement or Schedule 3.11 of the disclosure schedule of the General Aviation Agreement, to the Knowledge of the Seller, there are no proceedings by any Person or Governmental Authority pending, or threatened relating to or affecting the Company, its Subsidiaries or the Business that could have a Material Adverse Effect on the Business or on the ability of the Seller to perform its obligation under this Agreement.

            SECTION 3.08. Taxes. Except as set forth in Section 3.08 of the Disclosure Schedule or as disclosed in the disclosure schedules of the Atlantic Stock Purchase Agreement or the General Aviation Agreement::

            (a) With respect to the Company from the date of the Company's incorporation to the Closing Date, with respect to the Atlantic Subsidiaries from the Atlantic Closing Date to the Closing Date and with respect to General Aviation and the General Aviation FBOs from the General Aviation Closing Date to the Closing Date (in each case, the "Relevant Period"), the Seller, the Company and its Subsidiaries have duly filed when due, including any extensions, all Tax Returns first becoming due (taking into account extensions) in the Relevant Period in connection with the Company, its Subsidiaries and the Business; and all such Tax Returns have been prepared with ordinary business care, and to the Seller's Knowledge are correct and complete in all material respects.

            (b) The Company and its Subsidiaries have timely paid and discharged any and all Tax obligations with respect to the Company and its Subsidiaries and the Business, due and payable during the Relevant Period, whether or not shown on any Tax Return (other than any Tax obligations of the Subsidiaries that were delinquent as of the Atlantic Closing Date). The Company and its Subsidiaries have timely discharged any and all obligations to withhold and remit any Taxes required to have been withheld by or with respect to the Company and its Subsidiaries and the Business during the Relevant Period.

            (c) To the Seller's Knowledge, neither the Company nor any of its Subsidiaries have received during the Relevant Period notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Company or any of its Subsidiaries, nor during the Relevant Period has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on the assessment or collection of any Tax, or executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Taxes against the Company or any of its Subsidiaries.

            (d) To the Sellers' Knowledge, there are no actions, suits, proceedings, audits, investigations or claims pending, in progress, or threatened against the Company or any of its Subsidiaries with respect to Taxes. To the Sellers' Knowledge, there are no Encumbrances for Taxes upon, pending against, or threatened against the assets of the Business.

            (e) There are no Tax sharing or Tax allocation agreements with respect to which the Company has been or currently is a party except for any agreement solely among the Company and its Subsidiaries.

            (f) The Company is not liable for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, by contract or otherwise liable, except for Taxes imposed with respect to income or operations of its Subsidiaries during the Relevant Period.

            (g) The income Tax Returns of the Company have disclosed any Tax positions that, if not disclosed, could give rise to penalties under
      Section 6662 of the Code (or a similar provision of state or local Tax
      Law).

            (h) To the Seller's Knowledge, no claim has been made during the Relevant Period by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. To the Seller's Knowledge, no power of attorney has been granted during the Relevant Period with respect to any matter relating to Taxes of the Company or its Subsidiaries that is currently in effect.

            (i) The Company was not, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            SECTION 3.09. Stock Purchase Agreements. Each of the Atlantic Stock Purchase Agreement and the General Aviation Agreement is a legal, valid and binding obligation of the Company, in accordance with its terms, and except as set forth in Section 3.09 of the Disclosure Schedule, or as otherwise expressly approved in writing by Purchaser, there have been no amendments of the provisions or waivers of conditions precedent of either the Atlantic Stock Purchase Agreement or the General Aviation Agreement.

            SECTION 3.10. Environmental Matters.

            (a) To the Knowledge of the Seller, except as disclosed in Schedule
3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement or in
Schedule 3.16 of the disclosure schedule of the General Aviation Agreement, there are no outstanding and unresolved written notices, pending or threatened actions from any Governmental Authority or any other Person alleging that the Business is not being or has not been conducted in material compliance with, or has violated Environmental Laws or alleging that the Seller or the Company has any liability for the Business under the Environmental Laws;

            (b) To the Knowledge of the Seller, except as set forth in Schedule
3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement or in the disclosure schedule of the General Aviation Agreement, there are no pending or threatened Environmental Claims, against the Seller or the Company and its Subsidiaries which arise from the operation of the Business, or relate to any real property currently or formerly owned, operated or leased by the Seller as part of the Business;

            (c) To the Knowledge of the Seller, except as set forth in Schedule
3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement or in the disclosure schedule of the General Aviation Agreement, the Seller, the Company and its Subsidiaries have obtained all material Governmental Authorizations required under Environmental Laws to operate the Business as currently operated. To the Knowledge of the Seller, Schedule 3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement and Schedules 3.3 of the disclosure schedule of the General Aviation Agreement sets forth a true and complete list of all Governmental Authorizations required under Environmental Laws issued to the Seller or the Company and its Subsidiaries to operate the Business;

            (d) To the Knowledge of the Seller, except as set forth in Schedule
3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement or in
Schedule 3.16 of the disclosure schedule of the General Aviation Agreement, the Seller, the Company and its Subsidiaries are in substantial compliance with all Environmental Laws regarding the Business;

            (e) The Seller has furnished to the Purchaser copies of all environmental assessments, reports, audits, and other documents and information in its possession or under its control that relate to any real property owned, operated or leased during the Relevant Period by the Seller or the Company or its Subsidiaries regarding the Business;

            (f) To the Knowledge of the Seller, except as set forth in Schedule
3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement or in
Schedule 3.16 of the disclosure schedule of the General Aviation Agreement, there has been no Release during the Relevant Period at any real property owned, operated or leased by the Seller, the Company or its Subsidiaries in connection with the Business for which the Seller, the Company or the Purchaser could be liable under the Environmental Laws, and the real property is not subject to any state or federal environmental lien;

            (g) Except in connection with the transfer of any Governmental Authorizations listed in Schedule 3.22 of the disclosure schedule of the Atlantic Stock Purchase Agreement or in the disclosure schedule of the General Aviation Agreement, no authorization, notification, recording, filing, consent, waiting period, remedial action or approval is required by the Seller, the Company or any of its Subsidiaries under any Environmental Law in order to consummate the transaction contemplated by this Agreement; and

            (h) To the Sellers' Knowledge, neither Seller nor the Company or any of its Subsidiaries is listed as, or has been notified during the Relevant Period that it is, a potentially responsible party under CERCLA or any comparable state statute as a result of the operation of the Business.

            SECTION 3.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller, the Company or any of its Subsidiaries.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller, as follows:

            SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

            SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the

Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser which is material to the Purchaser or to the performance by the Purchaser of its obligations under this Agreement or (c) conflict in any material respect with or result in any breach of, or constitute a default under any material agreement to which the Purchaser is a party or by which it or any of its assets or properties may be bound.

            SECTION 4.03. Consents and Approvals. All consents, which are necessary for the execution, delivery and performance by the Purchaser of this Agreement are set forth in Section 4.03 of the Disclosure Schedule.

            SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Conduct of Business Prior to the Closing. The Seller covenants and agrees that from the Atlantic Closing Date to the Closing Date, except as described in Section 5.01 of the Disclosure Schedule, the Company and its Subsidiaries have not conducted, and shall not conduct, their business other than in the ordinary course and consistent with the Company's or the Subsidiary's, as the case may be, practice prior to the Atlantic Closing Date, except with the prior consent of the Purchaser. Without limiting the generality of the foregoing, except as described in Section 5.01 of the Disclosure Schedule, the Seller shall cause each Subsidiary to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (D) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships; (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller under Article III hereof to be untrue or result in a breach of any covenant made by the Seller in this Agreement; (v) not amend or waive any provision of the Atlantic Stock Purchase Agreement or the General Aviation Agreement; (vi) not commit to any capital expenditures contracts with respect to Atlantic of a value in excess of $500,000, except to the extent set forth in its 2004 Budget dated December 10, 2003; and (vi) not commit to any capital expenditures contracts with respect to General Aviation of a value in excess of $100,000, except to the extent set forth in its 2004 Budget, as delivered to the Seller on April 1, 2004, in each case without the prior consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Company and the Subsidiaries are hereby expressly permitted to enter into and consummate the transactions related to the Debt, subject to Section 8.02(i).

            SECTION 5.02. Access to Information. The Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Company and the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary including access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment and to those officers, directors, employees, agents, accountants and counsel of the Seller, the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

            SECTION 5.03. Confidentiality. The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to:
(i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03,
(iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors.

            SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) The Seller shall use its best efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Purchaser agrees that all the fees and expenses associated with filings required pursuant to the HSR Act in connection with the purchase of the Shares under this Agreement shall be paid by the Purchaser.

            (b) The Seller shall or shall cause the Company and the Subsidiaries to obtain estoppel letters that acknowledge the transaction to be consummated pursuant to this Agreement in a form reasonably satisfactory to the Purchaser, to the extent listed in the Section 6.1(m) of the Atlantic Stock Purchase Agreement and following the procedure mentioned therein or to the extent received in connection with the transactions contemplated by the Atlantic Stock Purchase Agreement and the General Aviation Agreement.

            (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the Shares or the Purchaser, the Company or any Subsidiary.

            (d) The Seller and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use all commercially reasonable efforts to provide the Purchaser, the Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Company or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

            SECTION 5.05. Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement (a) which could reasonably be expected to result in any breach of a representation or warranty of the Seller under Article III hereof, or covenant of the Seller in this Agreement or (b) which could reasonably be expected to have (i) the effect of making any such representation or warranty of the Seller in this Agreement untrue or incorrect in any respect, or (ii) a Material Adverse Effect.

            SECTION 5.06. No Solicitation or Negotiation. The Seller agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Seller, the Company, the Subsidiaries or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or the Business or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller agrees not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller, the Company or any Subsidiary is a party.

            SECTION 5.07. Release of Indemnity Obligations. The Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and Subsidiary from any and all obligations to indemnify the Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing other than pursuant to (i) the terms of any agreement in effect on the Closing Date related to the acquisition of Atlantic and the related transactions contemplated thereby, (ii) the terms of any agreement in effect on the Closing Date related to the acquisition of General Aviation and the related transactions contemplated thereby, including the Engagement Letter.

            SECTION 5.08. Further Assurances. (a) The Seller covenants and agrees to cooperate with the Purchaser and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, including the making of any disclosures, necessary or desirable under applicable Law as the Purchaser may reasonably request the Seller to take or do in connection with the initial public offering of the direct and/or indirect parent of the Purchaser.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the right to use and disclose any and all information, including financial statements of the Company and its Subsidiaries and the business and other related documents, in connection with the initial public offering of MIAT or any of its Subsidiaries in accordance with the terms of the Atlantic Stock Purchase Agreement.

            SECTION 5.09. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

            SECTION 5.10. Change of Control. The Seller covenants that, as a result of the acquisition of the Shares by the Purchaser, no party will be relieved from its obligations under or entitled to terminate any material agreement or arrangement with the Company, except for the redemption of the shares of Preferred Stock contemplated hereby.

            SECTION 5.11. Cash Distributions. The Seller covenants and agrees that the Subsidiaries shall not make any cash distributions on equity or any payments on debt, other than the scheduled payments of principal and interest or distributions between or among the Subsidiaries, without the prior written consent of the Purchaser.

                                   ARTICLE VI

                                   TAX MATTERS

            SECTION 6.01. Preparation and Filing of Tax Returns; Payment of Taxes. Until the Closing Date, the Seller (i) shall cause the Company and its Subsidiaries to prepare and file (in each case, in a manner consistent with past practice) on a timely basis all Tax Returns (including returns for estimated Taxes) for the Company and its Subsidiaries which are due prior to the Closing Date (taking into account extensions for timely filing that are granted or allowed), but in the case of the Subsidiaries, only if such return first became due to be filed after the Atlantic Closing Date, and the Seller has Knowledge that such Tax Return is required to be filed, and (ii) shall make commercially reasonable efforts to cause the Company's Subsidiaries to promptly prepare and file all Tax Returns of the Subsidiaries which, to the Knowledge of Seller, are delinquent and not yet filed as of the Atlantic Closing Date. The Seller shall cause the Company and its Subsidiaries to timely pay all Taxes shown to be due and payable on Tax Returns referred to in clause (i) of the preceding sentence, and shall make commercially reasonable efforts to cause the Company and its Subsidiaries promptly to pay tax obligations of the Subsidiaries which, to the Knowledge of the Seller, are delinquent as of the Atlantic Closing Date.

            SECTION 6.02. Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall be solely responsible for paying all property, sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). The Purchaser shall procure any stock transfer stamp required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

            SECTION 6.03. Tax Indemnification. (a) The Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Parties (including the Company and its Subsidiaries) from and against (i) any and all Taxes imposed on any member (other than the

Company, Atlantic, the Atlantic Subsidiaries, General Aviation or the General Aviation FBOs) of any affiliated, consolidated, unitary or other combined group with which the Company, Atlantic, any Atlantic Subsidiary, General Aviation or either General Aviation FBO files or has filed a Tax Return on a consolidated, unitary or other combined basis with respect to the taxable period or portion thereof beginning on the day following the Atlantic Closing Date or the General Aviation Closing Date, respectively, through the Closing Date, except to the extent such Taxes are attributable to the activities or properties of the Company, Atlantic, Atlantic Subsidiaries, General Aviation or the General Aviation FBOs (ii) any Taxes in the nature of penalties and interest imposed on the Purchaser Indemnified Parties (including the Company and its Subsidiaries) to the extent attributable to any breach of the representations contained in
Section 3.08 or covenants in Section 6.01 of this Agreement, (iii) any Taxes attributable to the Relevant Period for the entity on which such Taxes are imposed that are not Excluded Taxes and (iv) any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants) incurred in contesting or otherwise in connection with any Taxes described in clause (i), (ii) or (iii) of this Section 6.03(a).

            (b) The Purchaser shall indemnify the Seller Indemnified Parties against (i) any and all Taxes attributable to the activities or property of the Company, Atlantic, the Atlantic Subsidiaries, General Aviation or the General Aviation FBOs which any Seller Indemnified Party become liable by reason of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) and (ii) any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants) incurred in contesting or otherwise in connection with any Taxes described in clause (i) of
Section 6.03(a).

            (c) The amounts payable or to be paid under this Section 6.03 (the "Tax Indemnity Payments") shall be limited in aggregate amount to the General Aviation Purchase Price with respect to Tax Indemnity Payments arising principally out of the business of or otherwise related to General Aviation or to the Atlantic Purchase Price with respect to any Tax Indemnity Payment arising from any source other than General Aviation.

            (d) All Indemnity Payments shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive such Tax Indemnity Payment.

            SECTION 6.04. Contests. (a) After the Closing, each party shall promptly notify the other parties in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding, which, if determined adversely to the taxpayer, would be grounds for indemnification under Section 6.03; provided, however, that the failure to give such notice will not affect any party's right to indemnification under this Agreement except to the extent, if any, that, but for such failure, the indemnifying party would have avoided the Tax Liability in question.

            (b) In the case of an audit or administrative or judicial proceeding (a "Contest") that relates to a Pre-Closing Period, the Seller shall have the right, at its expense, to participate in and control the conduct of such Contest, but only to the extent that such Contest relates solely to a potential adjustment to Tax Liability for which the Seller has acknowledged, in writing, its liability under Section 6.03 to hold the Purchaser and the Company harmless against the full amount of any adjustment which may be made as a result of such Contest. The Purchaser also may participate in any such Contest, and, if the Seller does not assume the defense of any such Contest, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such Contest after five days' prior written notice to the Seller setting forth the terms and conditions of settlement. Notwithstanding anything to the contrary contained in this Agreement, in the event that issues relating to a potential adjustment for which the Seller has acknowledged its liability in writing are required to be contested in the same Contest as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the Contest with respect to the latter issues.

            (c) In the case of a Contest that relates to a Straddle Period, or otherwise with respect to issues relating to a potential adjustment for which both the Seller (as evidenced by its written acknowledgement of liability under Section 6.03), on the one hand, and the Purchaser, on the other hand, could be liable, (i) the Seller and the Purchaser may participate in the Contest, and
(ii) such Contest shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 6.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VI by the Purchaser and the Seller.

            (d) Notwithstanding anything to the contrary herein, the Seller shall not enter into any compromise or agree to settle any claim pursuant to a Contest, which would materially adversely affect the Purchaser or the Company in a taxable period ending after the Closing Date without the prior written consent of the Purchaser.

            SECTION 6.05. Miscellaneous. (a) From and after the date of this Agreement, the Seller shall not, without the prior written consent of the Purchaser, make, or cause or permit to be made, any Tax election that would adversely affect the Company in a taxable period ending after the Closing Date.

            (b) The Seller and its Affiliates shall provide the Purchaser with such cooperation and information as the Purchaser reasonably may request in connection with any Tax matters relating to the Company, including, without limitation, the filing of any Tax Return or claim for refund, the determination of any liability for Taxes or right to a refund of Taxes or the conduct of any Contest in respect of Taxes. Such cooperation and information shall include, without limitation, providing the Purchaser with copies of any relevant Tax Returns, together with documents relating to rulings or other determinations by taxing authorities.

            (c) Notwithstanding any provisions in this Agreement to the contrary, (i) the obligations of the Seller to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this Article VI and (ii) the representations and warranties contained in Section 3.08 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                                   ARTICLE VII

                                 INDEMNIFICATION

            SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of the Seller contained in Article III of this Agreement shall survive the Closing until eighteen (18) months from the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03 and 3.04 shall survive indefinitely and (ii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained in Article III hereof, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing or attributable to products or inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

            (b) The representations and warranties of the Purchaser contained in
Article IV of this Agreement shall survive the Closing until eighteen (18) months from the Closing; provided, however, that the representations and warranties made pursuant to Section 4.01 shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

            SECTION 7.02. Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

            (a) the breach of any representation or warranty made by the Seller contained in Article III of this Agreement; or

            (b) the breach of any covenant or agreement by the Seller contained in this Agreement.

For purposes of calculating the amount of Loss incurred by a Purchaser Indemnified Party arising out of or resulting from a breach of a representation or warranty, such representation or warranty shall be interpreted without giving effect to any limitations or qualifications as to

"materiality" (including the word "material") or "Material Adverse Effect" set forth therein. To the extent that the Seller's undertakings set forth in this
Section 7.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties. The parties acknowledge and agree that the Seller shall not be liable to any Purchaser Indemnified Party hereunder for any Loss arising solely from a breach of any representation, warranty, covenant or agreement of Atlantic or the shareholders of Atlantic contained in the Atlantic Stock Purchase Agreement.

            SECTION 7.03. Indemnification by the Purchaser. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

            (a) the breach of any representation or warranty made by the Purchaser contained in Article IV of this Agreement; or

            (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

To the extent that the Purchaser's undertakings set forth in this Section 7.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

            SECTION 7.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to Taxes and claims relating principally to General Aviation: (a) except as set forth in clause (c) of this Section 7.04, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02 or 7.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,000,000 (the "Basket Amount"), after which the Indemnifying Party shall be liable for the amount of such Losses in excess of the Basket Amount, (b) except as set forth in clause
(c) of this Section 7.04, the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02 or 7.03, as the case may be, shall be an amount equal to $20,000,000, net of insurance proceeds and (c) notwithstanding the foregoing, an Indemnifying Party shall be liable for all Losses arising out of or resulting from a breach of any of the representations and warranties set forth in Sections 3.01 through 3.04 and Section 3.08, with respect to the Seller, and Section 4.01, with respect to the Purchaser, in each case up to a maximum aggregate amount of indemnifiable Losses equal to the Atlantic Purchase Price, net of insurance proceeds, and without regard to the cumulative indemnification threshold set forth in clause (a) of this Section 7.04.

            SECTION 7.05. Limits on Indemnification with respect to General Aviation. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to Taxes and claims covered by Section 7.04: (a) except as set forth in clause (c) of this Section 7.05, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02 or 7.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $500,000 (the "General Aviation Basket Amount"), after which the Indemnifying Party shall be liable for the amount of such Losses in excess of the General Aviation Basket Amount, (b) except as set forth in clause (c) of this Section 7.05, the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02 or 7.03, as the case may be, shall be an amount equal to $7,500,000, net of insurance proceeds and (c) notwithstanding the foregoing, an Indemnifying Party shall be liable for all Losses arising out of or resulting from a breach of any of the representations and warranties set forth in Sections
3.01 through 3.04 and Section 3.08, with respect to the Seller, and Section 4.01, with respect to the Purchaser, in each case up to a maximum aggregate amount of indemnifiable Losses equal to the General Aviation Purchase Price, net of insurance proceeds, and without regard to the cumulative indemnification threshold set forth in clause (a) of this Section 7.05.

            SECTION 7.06. Tax Treatment. All amounts paid under the indemnification provisions of this Agreement shall be treated as adjustments to purchase price for all Tax purposes.

            SECTION 7.07. Exclusive Remedy. The indemnification provisions set forth in this Agreement are the exclusive remedies of the Purchaser and the Seller arising out of or in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

            SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Seller, at or prior to the Closing, of each of the following conditions:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in Article IV of this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, except to the extent such representations and warranties are as of a specified date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects. The Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized executive officer;

            (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Business contemplated by this Agreement shall have expired or shall have been terminated; and

            (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action.

            (d) Release from Guaranty. Macquarie Bank Limited shall have been released from its guaranty obligations pursuant to the General Aviation Agreement.

            SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in Article III of this Agreement shall have been true and correct when made and shall be true and correct as of the Closing except to the extent such representations and warranties are as of a specified date, in each case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects. The Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized executive officer;

            (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Business contemplated by this Agreement shall have expired or shall have been terminated;

            (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

            (d) Legal Opinion. The Purchaser shall have received from Shaw Pittman LLP a legal opinion, addressed to the Purchaser and dated as of the Closing, in a form reasonably satisfactory to the Purchaser;

            (e) Consents and Approvals. The Purchaser and the Seller shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement, including all third party consents required under any

      Material Contracts (as listed in Schedule 3.17 of the Atlantic Stock Purchase Agreement or in Schedule 3.10 of the General Aviation Agreement), as are listed in Section 8.02(e) of the Disclosure Schedule; provided that those consents and estoppels indicated in Schedule 8.02 as having been delivered to and accepted by the Purchaser have each been received by the Seller and the Purchaser and are each in form and substance satisfactory to the Purchaser in accordance with this clause (e), based on the transactions as contemplated herein as of the date hereof.

            (f) Financing. MIAT, Macquarie Infrastructure Assets LLC and/or the Purchaser shall have successfully completed its initial public offering of equity securities;

            (g) Diligence Reports. All reports and memos concerning the diligence conducted pursuant to the Atlantic Stock Purchase Agreement and the General Aviation Agreement originally addressed to the Seller shall have been readdressed to the Company;

            (h) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

            (i) Debt. The bridge debt financing in effect on the date hereof provided by Macquarie Bank Limited or an Affiliate thereof to the Company to finance the acquisition of Atlantic shall have been refinanced in full with Debt (through Macquarie Bank Limited or otherwise) which shall be on terms and conditions satisfactory to the Purchaser in its sole discretion; and

            (j) FBO - MC Resolution. Resolution satisfactory to the Purchaser of the contractual conflicts resulting from simultaneous ownership by Atlantic and AvPorts of FBOs and MCs, respectively, with respect to Teterboro and Republic airports (to take into account the affiliated status of AvPorts and Atlantic by virtue of common control). Purchaser acknowledges that the resolution represented by (1) the Memorandum of Understanding dated July 29, 2004 between the People of the State of New York acting by and through the Department of Transportation, Macquarie Aviation North America 2, Inc., and the Company; (2) the related Indemnification Agreement dated July 29, 2004 providing for indemnification by the Company for certain losses associated with requirements of the MOU; and (3) the estoppel letter obtained from the Port Authority of New York and New Jersey, dated June 4, 2004, with respect to the Teterboro Airport constitute resolution satisfactory to the Purchaser pursuant to this clause (j).

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01.  Termination.  This Agreement may be
terminated at any time prior to the Closing:

            (a) by the Purchaser if, between the date hereof and the Closing:
      (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Seller contained in Article III of this Agreement shall not have been true and correct when made or as of their date, (iii) the Seller shall not have complied with the covenants or agreements contained in this Agreement to be complied with by it or (iv) the Seller, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

            (b) by either the Seller or the Purchaser if the Closing shall not have occurred by March 31, 2005; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

            (c) by either the Purchaser or the Seller in the event the General Aviation Agreement is terminated or any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

            (d) by the mutual written consent of the Seller and the Purchaser.

            SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 10.01 and (b) that nothing herein shall relieve either party hereto from liability for any breach of this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

            SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

            (a)   if to the Seller:
                  Macquarie Investment Holdings, Inc.
                  c/o Macquarie Bank Limited
                     1 Martin Place
                     Level 10
                     Sydney, Australia
                     NSW 2000
                  Telecopy:  011-61-2-8232-3656
                  Attention: Shemara Wikramanayake

            (b)   if to the Purchaser:
                  Macquarie Infrastructure Assets Inc.
                  600 5th Avenue
                  21st Floor
                  New York, NY 10020
                  Telecopy:  (212) 581-8037
                  Attention:  Peter Stokes

                  with a copy (which shall not constitute notice) to:

                  Shearman & Sterling LLP
                  599 Lexington Avenue
                  New York, NY  10022-6069
                  Telecopy:  (212) 848-7179
                  Attention:  Antonia E. Stolper, Esq.

            SECTION 10.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby (excluding disclosure in any filing with the Securities and Exchange Commission in connection with the initial public offering of equity securities of MIAT or any of its subsidiaries) or otherwise communicate with any news media without prior notification to the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

            SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 10.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

            SECTION 10.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to a wholly owned Subsidiary of the Purchaser without the consent of the Seller.

            SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.08.

            SECTION 10.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            SECTION 10.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

            SECTION 10.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certificates in this Section 10.10.

            SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

            SECTION 10.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    MACQUARIE INVESTMENT HOLDINGS, INC.


                                    By:  /s/ Christopher Leslie
                                         --------------------------------
                                         Name:  Christopher Leslie
                                         Title: Director



                                    By:  /s/ John Mullin
                                         --------------------------------
                                         Name:  John Mullin
                                         Title: Director



                                    MACQUARIE INFRASTRUCTURE ASSETS INC.


                                    By:  /s/ David Mitchell
                                         --------------------------------
                                         Name:  David Mitchell
                                         Title: Chief Financial Officer

                                                                     EXHIBIT 2.2

                                                                 EXECUTION COPY

                  ____________________________________________

            FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED STOCK
                               PURCHASE AGREEMENT

                  ____________________________________________

                                     Between

                       MACQUARIE INVESTMENT HOLDINGS, INC.

                                       and

                      MACQUARIE INFRASTRUCTURE COMPANY INC.

                         DATED AS OF NOVEMBER 24, 2004

            FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of November 24, 2004, between MACQUARIE INVESTMENT HOLDINGS, INC., a Delaware corporation, (the "Seller"), and MACQUARIE INFRASTRUCTURE COMPANY INC. (formerly MACQUARIE INFRASTRUCTURE ASSETS INC.), a Delaware corporation (the "Purchaser").

            WHEREAS, on October 12, 2004, the Seller and the Purchaser entered into a Second Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement");

            WHEREAS, pursuant to the Stock Purchase Agreement, the Seller has agreed to sell, and the Purchaser has agreed to purchase, the Shares; and

            WHEREAS, pursuant to Section 10.07 of the Stock Purchase Agreement, the Seller and the Purchaser wish to amend the Stock Purchase Agreement to the extent provided herein.

            NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

            Section 1. Definitions. For purposes of this Amendment, all terms not otherwise defined herein shall have the respective meanings provided in the Stock Purchase Agreement.

            Section 2. Amendment to Preferred Adjustment Definition. The definition of Preferred Adjustment in Section 1.01 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

            "Preferred Adjustment" means (i) the aggregate issue price of the shares of Preferred Stock outstanding immediately prior to the Closing (other than shares referred to in clause (ii) below) multiplied by the product of (a) 0.155 and (b) the fraction calculated by dividing (1) the number of days from but excluding the Atlantic Closing Date to and including the Closing Date by (2) 365 plus (ii) if the General Aviation Closing Date occurs prior to the Closing Date, the aggregate issue price of the additional shares of Preferred Stock outstanding immediately prior to the Closing that were issued in connection with the acquisition of General Aviation and related transactions multiplied by the product of (a)
      0.155 and (b) the fraction calculated by dividing (1) the number of days from but excluding the General Aviation Closing Date to and including the Closing Date by (2) 365."

            Section 3. General Provisions.

      (a) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

      (b) Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in

Atlantic - First Amendment to the Second Amended
And Restated Stock Purchase Agreement
separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

      (c) Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and Purchaser with respect to the subject matter hereof. The Stock Purchase Agreement shall continue in full force and effect in accordance with its terms except as expressly provided herein or in any subsequent written amendment executed by the Purchaser and the Seller.

      (d) Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Atlantic - First Amendment to the Second Amended
And Restated Stock Purchase Agreement

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    MACQUARIE INVESTMENT HOLDINGS, INC.

                                    By: /s/ JOHN B. MULLIN
                                        ----------------------------------------
                                    Name: JOHN B. MULLIN
                                    Title: Secretary/Treasurer

                                    By: /s/ S. WIKRAMANAYAKE
                                        ----------------------------------------
                                    Name: Shemara Wikramanayake
                                    Title: Director

                                    MACQUARIE INFRASTRUCTURE COMPANY INC.

                                    By: /s/ PETER STOKES
                                        ----------------------------------------
                                    Name: Peter Stokes
                                    Title: Chief Executive Officer

Atlantic - First Amendment to the Second Amended
And Restated Stock Purchase Agreement